Exhibit 99.1

Multi-Color Corporation Announces

Results for Third Quarter of Fiscal 2007

CINCINNATI, OHIO, January 26, 2007 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the third quarter ended December 31, 2006, compared with the same period a year ago.

Third quarter highlights included:

•	Net Sales increased to $56.0 million, slightly higher than the prior year quarter.

•	As previously announced, the Company recorded a $2.3 million ($1.4 million after-tax) charge for expenses related to a potential significant acquisition that was terminated during the quarter. This charge reduced earnings per share (EPS) by 21 cents.

•	Net Income decreased 26% to $2.0 million from $2.7 million, including the impact of the acquisition expenses.

•	EPS decreased 27% to 29 cents per diluted share from 40 cents, including the impact of the acquisition expenses.

•	Excluding the impact of the acquisition expenses, Adjusted Net Income increased 26% to $3.4 million and Adjusted EPS were up 25% to 50 cents per diluted share, from 40 cents.

The Company attributed the third quarter operating performance to solid sales gains in the Decorating Solutions segment and improved productivity in the Packaging Services segment.

Frank Gerace, President and CEO of Multi-Color Corporation stated, “Excluding the impact of the acquisition expenses that reduced our reported earnings, we delivered solid operational results in the third quarter in both of our operating segments. I’m especially pleased with the productivity improvements in our Packaging Services segment and encouraged by the continued sales growth we are experiencing in our core label business.”

For the nine month period ended December 31, 2006, Multi-Color’s net sales increased 8% to $163.9 million due to organic sales growth in the Decorating Solutions segment. Net Income and diluted EPS increased 14% and 13%, respectively, to $7.6 million and $1.12 per share. Excluding the impact of the acquisition expenses recorded in the third quarter of Fiscal 2007, Adjusted Net Income and Adjusted diluted EPS increased 35% and 34%, respectively, to $9.0 million and $1.33 per share.

The Company incurred non-cash stock compensation expenses of $217,000 ($133,000 after-tax) for the quarter and $600,000 ($368,000 after-tax) for the nine month period ended December 31, 2006 resulting from the adoption of SFAS 123R, “Accounting for Stock Based Compensation.” This expense reduced EPS by 2 cents for the quarter and 5 cents for the nine month period ended December 31, 2006 compared to the prior year.

In addition, during the nine months ended December 31, 2006, the Company reduced its debt by 63% or $17.4 million and paid shareholder dividends of $1.0 million, as a result of strong operating cash flows.

Fiscal Year 2007 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on January 26, 2007 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-800-599-9816 (code 2550170) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on January 26, 2007 until midnight (ET) on February 2, 2007, by calling 1-888-286-8010 (code 10857368). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color ( http://www.multicolorcorp.com )

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is one of the world’s largest producers of in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-quality cut-and-stack and pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has nine manufacturing locations in the United States. Its products are shipped to more than 650 customers in the United States, Canada, Mexico, and Central and South America.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Nine Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Sales	$56,041	$55,796	$164,260	$152,500
Intersegment	—	(233)	(318)	(545)

Net Sales	56,041	55,563	163,942	151,955

Cost of Goods Sold	45,409	46,151	133,862	126,754

Gross Profit	10,632	9,412	30,080	25,201

Selling, General & Administrative	5,147	4,380	14,985	12,683
Acquisition Expense	2,289	—	2,289	—

Operating Income	3,196	5,032	12,806	12,518

Other (Income) Expense	(258)	(16)	(353)	(62)
Interest Expense	250	451	1,005	1,450

Income before Taxes	3,204	4,597	12,154	11,130
Provision for Taxes	1,201	1,879	4,537	4,452

Net Income	$2,003	$2,718	$7,617	$6,678

Basic Earnings Per Share	$0.30	$0.42	$1.16	$1.03
Diluted Earnings Per Share	$0.29	$0.40	$1.12	$0.99

Basic Shares Outstanding	6,608	6,528	6,591	6,512
Diluted Shares Outstanding	6,822	6,728	6,800	6,725

	Selected Segment Information (in 000’s) Unaudited
Decorating Solutions
Net Sales	$46,958	$44,304	$142,135	$130,431
Gross Profit	8,642	8,116	27,157	23,950
Gross Margin	18%	18%	19%	18%
Acquisition Expense	2,289	—	2,289	—
Income Before Taxes	1,617	3,843	10,461	11,253

Packaging Services
Net Sales	$9,083	$11,492	$22,125	$22,069
Gross Profit	1,990	1,296	2,923	1,251
Gross Margin	22%	11%	13%	6%
Income (Loss) before Taxes	1,587	754	1,693	(123)

	Selected Balance Sheet Information (in 000’s) Unaudited
	December 31, 2006	March 31, 2006
Current Assets	$43,586	$49,086
Total Assets	$103,766	$113,634
Current Liabilities	$29,125	$29,515
Total Liabilities	$42,915	$60,630
Stockholders’ Equity	$60,851	$53,004
Total Debt	$10,424	$27,801

Certain prior year amounts have been reclassified to conform with current year reporting.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation, (513) 345-1108